Exhibit 99.1

The Michaels Companies Announces Third Quarter Fiscal 2015 Financial Results

•	Total net sales increased 3.4% to $1.2 billion, or 5.1% on a constant currency basis
•	Operating income increased 9.4% to $155.9 million; diluted EPS increased 19.4% to $0.37

IRVING, Texas, December 3, 2015 – The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the quarter ended October 31, 2015.

Chuck Rubin, Chairman and Chief Executive Officer, stated, “I am pleased with our third quarter performance where we delivered 3.1% comparable store sales growth on a local currency basis.  We also improved our operating margin by 70 basis points and delivered a 19.4% increase in diluted earnings per share.  The positive results in a choppy consumer spending environment demonstrate our strategy is resonating with our customers.”

For the quarter ended October 31, 2015:

•

Net sales increased by 3.4%, or 5.1% on a constant currency basis,  to $1.2 billion from $1.1 billion in the third quarter of fiscal 2014 and comparable store sales increased by 1.5% or 3.1% on a constant currency basis.

•

Gross profit decreased 20 basis points to 39.8% of net sales compared to 40.0% of net sales in the third quarter of fiscal 2014. The decline was driven by heightened promotional activity and a shift in product and service sales mix partially offset by an increase resulting from our pricing optimization effort and improved sourcing efficiencies. The negative impact of foreign exchange rates was felt more this quarter as inventory was sold that had been purchased at higher foreign exchange rates earlier in the year.

•

Selling, general and administrative expense, including related party and store pre-opening costs (“SG&A”) as a percent of net sales improved 90 basis points to 26.5% versus 27.4% during the third quarter last year.  SG&A dollars remained flat at $309.7 million when compared to the third quarter of fiscal 2014 due to an increase in costs associated with operating 27 additional stores (net of closures) offset by good cost management, timing of marketing spend year over year and a decrease in Canadian operating costs due to the exchange rate.

•

Operating income grew 9.4% to $155.9 million from $142.5 million in the third quarter of fiscal 2014.  As a percent of net sales, operating income increased 70 basis points to 13.3%. The total negative impact to operating income from the stronger US dollar was $10 million, or 90 basis points, in the third quarter of fiscal 2015.

•

Interest expense decreased to $33.8 million from $41.5 million in the third quarter of fiscal 2014 due to the early redemption of $360.9 million of the 7.50%/8.25% PIK Toggle Notes (“PIK Notes”), funded with cash from operations, during the fourth quarter of fiscal 2014 and second quarter of fiscal 2015.

•

The effective tax rate was 37.0% for the third quarter of fiscal 2015 compared to 36.1% for the third quarter of fiscal 2014.  The effective tax rate was lower in the third quarter of last year due to the carry over impact of initial public offering related expenses.

•

Net income increased 19.9% to $76.8 million in the third quarter of fiscal 2015 compared to $64.1 million in the same quarter last year.  Diluted earnings per share increased 19.4% to $0.37 from $0.31 in the third quarter of fiscal 2014.

•

The Company opened 10 new Michaels stores and relocated four Michaels stores during the third quarter of fiscal 2015, compared with 19 new Michaels stores, three Michaels relocations, five new Aaron Brothers stores and one Aaron Brothers closure in the third quarter of fiscal 2014. At the end of the third quarter, the Company operated 1,196 Michaels stores and 118 Aaron Brothers stores.

Balance sheet highlights as of October 31, 2015:

•	The Company ended the third quarter with $114.7 million in cash, $2.9 billion in debt and approximately $586.7 million in availability under its asset-based revolving credit facility.

•

Inventory at the end of the quarter was $1.3 billion.  Average Michaels inventory on a per store basis, inclusive of inventory in transit, distribution centers and inventory for our e-commerce site was $1.0 million compared to last year’s balance of $0.9 million.  This per store increase was due to earlier receipt of product for fourth quarter sales and a strategic decision to increase inventory levels of core products.  Inventory levels, on a per store basis, are anticipated to end fiscal 2015 at a low to mid single digit percentage increase over the prior year.

Mr. Rubin continued, "Despite the uneven consumer environment, we are proud of our operating performance to date.     We are excited about our merchandising and marketing plans for the fourth quarter and what our stores and website will offer to our customers.  We remain focused on executing our long term strategy and driving value for our shareholders.”

Fourth Quarter and Fiscal Year 2015 Outlook:

The Company expects diluted earnings per share of $1.68 to $1.71 for full year fiscal 2015. This guidance includes the opening of one more Michaels store in the last quarter of fiscal 2015.  It assumes total annual net sales growth of 2.9% to 3.2% or 4.3% to 4.6% on a constant currency basis, comparable store sales growth of 0.9% to 1.2%, or 2.3% to 2.6% on a constant currency basis and operating income of $704 to $715 million. The currency impact of the weaker Canadian dollar in the first three quarters of the year negatively impacted sales by approximately $45 million and diluted earnings per share by $0.06 including both translation and cost of goods sold impacts which were higher than previously anticipated.  This updated full year outlook reflects current market conditions and assumes a $69 million sales headwind and an approximate $0.09 to $0.10 diluted earnings per share reduction from the exchange rate translations and cost of goods sold impact.  Annual interest expense, excluding the $6 million premium payment for the PIK Notes redemption in the second quarter of fiscal 2015, is forecasted to be $140 million which is one million dollars lower than previous estimates. The effective tax rate is expected to be approximately 36.9% for fiscal 2015 and the diluted weighted average shares are anticipated to be approximately 210 million for the full year.

This full year outlook implies fourth quarter comparable store sales growth of 0.5% to 1.5% or 1.9% to 2.9% on a constant currency basis, operating income of $308 to $319 million and diluted earnings per share of $0.82 to $0.85.  The effective tax rate is expected to be approximately 36.9% and the diluted weighted average shares are anticipated to be approximately 210 million for the fourth quarter fiscal 2015.

Conference Call Information:

A conference call to discuss third quarter fiscal 2015 financial results is scheduled for today, December 3, 2015, at 8:00 am Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 303-9132, conference ID# 67657952, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.  Additionally, a telephone replay will be available until December 10, 2015 by dialing (855) 859-2056, conference ID# 67657952.

Non-GAAP Information:

This press release includes non-GAAP measures including Adjusted EBITDA, operating income excluding IPO and related party expenses (“Adjusted operating income,”) net income excluding IPO, related party fees and refinancing expenses (“Adjusted net income,”) weighted average shares outstanding assuming the IPO shares had been outstanding the entire period (“Adjusted shares outstanding”) and earnings per share excluding IPO, related party, refinancing expenses and including adjusted shares outstanding (“Adjusted earnings per share.”)  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2015 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2014 results.  In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations.

Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements:

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $2.9 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, and events that may affect our financial operations in the second quarter. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Form 10-K which was filed with the Securities and Exchange Commission ("SEC") on March 19, 2015, which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty retailer of arts and crafts. As of October 31, 2015, the Company owns and operates 1,196 Michaels stores in 49 states and Canada and 118 Aaron Brothers stores, and produces 12 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist's Loft®, Craft Smart®, Loops & Threads®, Imagin8® and Make MarketTM.

Investor:

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Media:

ICR, Inc.

Michael Fox/Jessica Liddell

203.682.8200

Jessica.Liddell@icrinc.com

The Michaels Companies, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Net sales	$1,168,423	$1,130,195	$3,230,293	$3,130,393
Cost of sales and occupancy expense	702,825	678,012	1,949,577	1,892,270
Gross profit	465,598	452,183	1,280,716	1,238,123
Selling, general and administrative	308,704	307,537	879,974	865,408
Related party expenses	—	—	—	35,682
Store pre-opening costs	1,042	2,167	4,326	4,462
Operating income	155,852	142,479	396,416	332,571
Interest expense	33,840	41,457	105,967	159,183
Losses on early extinguishment of debt and refinancing costs	—	—	6,072	67,980
Other expense, net	112	797	171	587
Income before income taxes	121,900	100,225	284,206	104,821
Provision for income taxes	45,103	36,161	104,960	43,986
Net income	$76,797	$64,064	$179,246	$60,835

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	88	(2,520)	(2,819)	(1,843)
Comprehensive income	$76,885	$61,544	$176,427	$58,992

Earnings per share:
Basic	$0.37	$0.31	$0.86	$0.32
Diluted	$0.37	$0.31	$0.85	$0.32
Weighted-average shares outstanding:
Basic	207,323	203,269	206,629	187,784
Diluted	209,753	207,215	209,595	191,602

The Michaels Companies, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	October 31,	January 31,	November 1,
ASSETS	2015	2015	2014
Current Assets:
Cash and equivalents	$114,746	$378,295	$193,798
Merchandise inventories	1,277,053	958,171	1,115,813
Prepaid expenses and other	95,046	84,894	99,623
Deferred income taxes	38,474	38,345	37,019
Income tax receivables	19,566	2,418	41,574
Total current assets	1,544,885	1,462,123	1,487,827
Property and equipment, at cost	1,645,328	1,579,446	1,546,321
Less accumulated depreciation and amortization	(1,259,921)	(1,193,074)	(1,169,534)
Property and equipment, net	385,407	386,372	376,787
Goodwill	94,290	94,290	94,290
Debt issuance costs, net	31,711	40,613	45,725
Deferred income taxes	20,205	20,245	23,587
Other assets	6,641	1,638	1,648
Total assets	$2,083,139	$2,005,281	$2,029,864

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$557,170	$447,165	$504,176
Accrued liabilities and other	370,671	391,997	369,319
Current portion of long-term debt	24,900	24,900	204,900
Income taxes payable	6,285	25,570	634
Total current liabilities	959,026	889,632	1,079,029
Long-term debt	2,924,751	3,124,374	3,130,631
Deferred income taxes	17,222	9,580	1,193
Other liabilities	92,065	93,220	87,561
Total liabilities	3,993,064	4,116,806	4,298,414

Commitments and contingencies

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 208,922 shares issued and outstanding at October 31, 2015; 205,803 shares issued and outstanding at January 31, 2015; and 204,242 shares issued and outstanding at November 1, 2014	13,970	13,799	13,774
Additional paid-in-capital	582,833	557,831	549,807
Accumulated deficit	(2,492,104)	(2,671,350)	(2,830,486)
Accumulated other comprehensive loss	(14,624)	(11,805)	(1,645)
Total stockholders’ deficit	(1,909,925)	(2,111,525)	(2,268,550)
Total liabilities and stockholders’ deficit	$2,083,139	$2,005,281	$2,029,864

The Michaels Companies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	39 Weeks Ended
	October 31,	November 1,
	2015	2014
Cash flows from operating activities:
Net income	$179,246	$60,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,382	82,266
Share-based compensation	9,483	14,599
Debt issuance costs amortization	6,455	7,984
Accretion of long-term debt, net	(98)	(483)
Deferred income taxes	7,553	4,989
Losses on early extinguishment of debt and refinancing costs	6,072	67,980
Excess tax benefits from share-based compensation	(14,039)	(546)
Other	—	1,223
Changes in assets and liabilities:
Merchandise inventories	(318,365)	(217,049)
Prepaid expenses and other	(10,169)	(4,049)
Other assets	(43)	(1,728)
Accounts payable	122,709	137,922
Accrued interest	5,345	(30,964)
Accrued liabilities and other	(34,540)	(17,453)
Income taxes	(36,433)	(69,091)
Other liabilities	(1,065)	67
Net cash provided by operating activities	7,493	36,502

Cash flows from investing activities:
Additions to property and equipment	(89,726)	(104,274)
Purchase of long-term investment	(5,000)	—
Net cash used in investing activities	(94,726)	(104,274)

Cash flows from financing activities:
Payment of PIK notes	(184,467)	(443,542)
Borrowings on restated revolving credit facility	45,040	23,000
Payments on restated revolving credit facility	(45,040)	(23,000)
Borrowings on restated term loan credit facility	—	845,750
Payments on restated term loan credit facility	(18,675)	(14,425)
Payment of 2018 senior notes	—	(1,057,208)
Issuance of 2020 senior subordinated notes	—	255,000
Issuance of common stock	—	445,660
Payment of debt issuance costs	—	(11,078)
Payment of dividends	(492)	(530)
Change in cash overdraft	(1,713)	4,424
Proceeds from stock options exercised	35,420	7,628
Common stock repurchased	(20,428)	(9,519)
Excess tax benefits from share-based compensation	14,039	546
Net cash (used in) provided by financing activities	(176,316)	22,706

Net change in cash and equivalents	(263,549)	(45,066)
Cash and equivalents at beginning of period	378,295	238,864
Cash and equivalents at end of period	$114,746	$193,798

The Michaels Companies, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended		39 Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	60.2	60.0	60.4	60.4
Gross profit	39.8	40.0	39.6	39.6
Selling, general and administrative	26.4	27.2	27.2	27.6
Related party expenses	—	—	—	1.1
Store pre-opening costs	0.1	0.2	0.1	0.1
Operating income	13.3	12.6	12.3	10.6
Interest expense	2.9	3.7	3.3	5.1
Losses on early extinguishment of debt and refinancing costs	—	—	0.2	2.2
Other expense, net	—	0.1	—	—
Income before income taxes	10.4	8.9	8.8	3.3
Provision for income taxes	3.9	3.2	3.2	1.4
Net income	6.6%	5.7%	5.5%	1.9%

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended		39 Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Michaels stores:
Open at beginning of period	1,186	1,147	1,168	1,136
New stores	10	19	29	30
Relocated stores opened	4	3	17	13
Closed stores	—	—	(1)	—
Relocated stores closed	(4)	(3)	(17)	(13)
Open at end of period	1,196	1,166	1,196	1,166

Aaron Brothers stores:
Open at beginning of period	118	117	120	121
New stores	—	5	—	5
Closed stores	—	(1)	(2)	(5)
Open at end of period	118	121	118	121
Total store count at end of period	1,314	1,287	1,314	1,287

Other Operating Data:
Average inventory per Michaels store (in thousands) (1)	$1,041	$923	$1,041	$923
Comparable store sales	1.5%	(0.8)%	1.1%	1.9%
Comparable store sales, at constant currency	3.1%	(0.2)%	2.5%	2.5%

(1)	The calculation of average inventory per Michaels store excludes our Aaron Brothers stores.

The Michaels Companies, Inc.

Reconciliation of Adjusted EBITDA

(In thousands)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Net cash provided by operating activities	$94,638	$161,238	$7,493	$36,502
Depreciation and amortization	(29,433)	(29,093)	(85,382)	(82,266)
Share-based compensation	(3,258)	(4,936)	(9,483)	(14,599)
Debt issuance costs amortization	(2,089)	(2,382)	(6,455)	(7,984)
Accretion of long-term debt, net	32	52	98	483
Deferred income taxes	(1,039)	(145)	(7,553)	(4,989)
Losses on early extinguishment of debt and refinancing costs	—	—	(6,072)	(67,980)
Excess tax benefits from share-based compensation	1,087	67	14,039	546
Changes in assets and liabilities	16,859	(60,737)	272,561	201,122
Net income	76,797	64,064	179,246	60,835
Interest expense	33,840	41,457	105,967	159,183
Losses on early extinguishment of debt and refinancing costs	—	—	6,072	67,980
Provision for income taxes	45,103	36,161	104,960	43,986
Depreciation and amortization	29,433	29,093	85,382	82,266
Other	(46)	(58)	(226)	(227)
EBITDA (excluding losses from early extinguishment of debt and refinancing costs)	185,127	170,717	481,401	414,023
Adjustments:
Share-based compensation	3,258	4,936	9,483	14,599
Management fees to Sponsors and others	—	—	—	35,682
Retention costs	—	—	—	340
Severance costs	331	750	1,493	1,744
Store pre-opening costs	1,059	2,213	4,369	4,554
Store remodel costs	315	102	2,142	3,505
Foreign currency transaction losses	137	729	114	1,030
Store closing costs	449	677	88	1,735
IPO costs	—	—	—	2,134
Other (1)	436	476	2,912	2,103
Adjusted EBITDA	$191,112	$180,600	$502,002	$481,449

(1)	Other adjustments relate to items such as moving and relocation expenses, franchise taxes, and sign on bonuses.

The Michaels Companies, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and

Adjusted earnings per share

(In thousands, except per share)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Operating income	$155,852	$142,479	$396,416	$332,571
Add IPO related expenses (a)	—	—	—	32,348
Add Related Party (b)	—	—	—	5,468
Adjusted operating income	$155,852	$142,479	$396,416	$370,387

Net income	$76,797	$64,064	$179,246	$60,835
Add IPO related expenses (a)	—	—	—	32,348
Add Related Party (b)	—	—	—	5,468
Add interest savings, due to debt refinancing (c)	—	—	—	26,083
Add refinancing costs (d)	—	—	—	67,980
Less tax adjustment for above add-backs (e)	—	—	—	(45,360)
Adjusted net income	$76,797	$64,064	$179,246	$147,354

Weighted average shares outstanding, diluted	209,753	207,215	209,595	191,602
Add common stock issued in IPO (f)	—	—	—	15,319
Adjusted weighted average shares outstanding, diluted	209,753	207,215	209,595	206,921

Adjusted earnings per share, diluted:	$0.37	$0.31	$0.85	$0.71

(a)	Excludes expenses related to the initial public offering on July 2, 2014
(b)	Removes the related party related/sponsor fees to the management contract that was terminated in connection with the IPO offering
(c)

Adjusts interest expense for refinancing of debt during the second quarter of fiscal 2014, including: (i) the redemption of all outstanding Senior Notes due 2018, (ii) incremental $850M term loan, and (iii) incremental $250M Senior Subordinated Notes.  Also adjusts the interest expense related to the redemption of the $439M of the PIK Toggle Notes during the second quarter of fiscal  2014 for all periods reported

(d)	Eliminates the loss on early extinguishment of debt and refinancing costs
(e)	Removes the impact of the IPO, related party and debt refinancing on taxes
(f)	Reflects the common shares issued with the initial public offering on July 2, 2014 as if they had been available the entire period.